Exhibit 99.1

Nucor Reports Results for Second Quarter and First Half of 2016

CHARLOTTE, N.C., July 21, 2016 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $233.8 million, or $0.73 per diluted share, for the second quarter of 2016. By comparison, Nucor reported net earnings of $70.8 million, or $0.22 per diluted share, for the first quarter of 2016 and net earnings of $124.8 million, or $0.39 per diluted share, for the second quarter of 2015.

In the first half of 2016, Nucor reported consolidated net earnings of $304.5 million, or $0.95 per diluted share, compared with consolidated net earnings of $192.6 million, or $0.60 per diluted share, in the first half of last year.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the second quarter and first six months of 2016 and 2015 (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Steel mills	$ 530,727	$ 198,500	$ 810,562	$ 415,628
Steel products	82,946	70,636	125,313	103,094
Raw materials	(27,181)	(38,104)	(90,553)	(79,601)
Corporate/eliminations	(215,608)	(14,810)	(332,912)	(103,854)
	$ 370,884	$ 216,222	$ 512,410	$ 335,267

Nucor's results include a charge of $19.0 million ($0.03 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting. The charge is compared with a charge of $27.5 million ($0.05 per diluted share) in the first quarter of 2016 and a credit of $95.5 million ($0.19 per diluted share) in the second quarter of 2015. As a result, the LIFO charge in the first half of 2016 was $46.5 million ($0.09 per diluted share), compared with a LIFO credit of $112.0 million ($0.22 per diluted share) in the first half of 2015. Also included in the first quarter of 2016 earnings are out-of-period non-cash gains totaling $13.4 million ($0.04 per diluted share) related to a noncontrolling interest adjustment and to tax adjustments. Included in the second quarter of 2015 earnings were a $9.3 million ($0.03 per diluted share) benefit related to state tax credits and a $10.0 million ($0.02 per diluted share) benefit related to warranty claims at Nucor Steel Louisiana.

Nucor's consolidated net sales increased 14% to $4.25 billion in the second quarter of 2016 from $3.72 billion in the first quarter of 2016 and decreased 3% compared with $4.36 billion in the second quarter of 2015. Average sales price per ton in the second quarter of 2016 increased 9% from the first quarter of 2016 and decreased 9% from the second quarter of 2015. Total tons shipped to outside customers were 6,457,000 tons in the second quarter of 2016, a 5% increase from the first quarter of 2016 and a 7% increase from the second quarter of 2015. Total second quarter steel mill shipments increased 5% from the first quarter of 2016 and increased 11% from the second quarter of 2015. Second quarter downstream steel products shipments to outside customers increased 11% from the first quarter of 2016 and decreased 2% from the second quarter of 2015.

In the first half of 2016, Nucor's consolidated net sales decreased 9% to $7.96 billion, compared with $8.76 billion in last year's first half. Total tons shipped to outside customers increased 8% from the first half of 2015, while average sales price per ton decreased 16%.

The average scrap and scrap substitute cost per ton used during the second quarter of 2016 was $232, an increase of 20% from $193 in the first quarter of 2016 and a decrease of 14% compared to $271 in the second quarter of 2015. The average scrap and scrap substitute cost per ton used in the first half of 2016 was $213, a decrease of 28% from $297 in the first half of 2015.

Overall operating rates at our steel mills increased to 83% in the second quarter of 2016 as compared to 74% in the first quarter of 2016 and 73% in the second quarter of 2015. Operating rates for the first half of 2016 increased to 79% as compared to 69% for the first half of 2015.

Total steel mill energy costs in the second quarter of 2016 decreased approximately $1 per ton compared to the first quarter of 2016 and decreased approximately $5 per ton compared to the second quarter of 2015. Energy costs for the first half of 2016 decreased $7 per ton from the first half of 2015. These decreases were due to lower electricity and natural gas unit costs and improved productivity resulting from higher steel production volumes.

Our liquidity position remains strong with $2.33 billion in cash and cash equivalents and short-term investments and an undrawn $1.5 billion line of credit that does not expire until April 2021.

In May, Nucor announced that its Vulcraft/Verco Group is expanding into Canada. The new production facility will operate as Vulcraft Canada, Inc., and will be located near Hamilton, Ontario to serve the Central and Eastern Canadian markets. The facility will produce steel joists, joist girders and decking. Product fabrication is expected to begin later this year.

In June, Nucor announced that it is forming a 50-50 joint venture with JFE Steel Corporation of Japan to build and operate a plant in central Mexico to supply that country's automotive market. The plant is expected to have a cost of $270 million and a capacity of 400,000 tons per year of galvanized sheet steel. The companies are currently working to secure required conditions to move to completion, including but not limited to regulatory approvals. Operations are expected to begin in the second half of 2019.

Also in June, Nucor's board of directors declared a cash dividend of $0.375 per share payable on August 11, 2016 to stockholders of record on June 30, 2016. This dividend is Nucor's 173rd consecutive quarterly cash dividend, a record we expect to continue.

Flat-rolled trade cases are having a positive impact as steel imports are down in the first five months of this year compared to the same period last year and preliminary duties are in place and being collected. Affirmative final determinations in the antidumping duty and countervailing duty cases of corrosion-resistant and cold-rolled steel products were recently announced by the Department of Commerce and the International Trade Commission. Over the next few months, final determinations will be announced on the remaining cold-rolled steel cases and on the hot-rolled steel trade cases. We believe that once all the facts are known, the government's final determinations will address all dumping and subsidies associated with these cases. Nucor and other domestic steel producers also recently filed trade cases against cut-to-length steel plate imports from 12 countries because of injury that has occurred from unfairly traded imports in this market. We believe these cases should provide positive results as they work their way through the legal process over the next several months.

The performance of the steel mills segment in the second quarter of 2016 was much improved compared to the first quarter of 2016 due to higher average selling prices and improved volumes. The profitability of our sheet, bar and plate mills for the second quarter of 2016 increased compared to the first quarter of 2016, with the largest improvement by the sheet mills. The sheet mills have benefited from lower inventory levels in the supply chain, mainly at service centers, and decreased levels of imports. Average sheet product pricing has increased significantly in the second quarter of 2016. However, since contract pricing represents over 50% of our sheet steel shipments, and a portion of our contract sales are priced on a lagging quarterly basis, we still have not realized the full benefit of the current improved pricing environment for sheet steel. We therefore expect a further improvement in sheet steel pricing and margins in the third quarter of 2016. Energy, heavy equipment and agricultural markets remain weak. The automotive markets remain strong.

The performance of our downstream products segment improved from the first quarter of 2016 due to seasonal factors and the gradual improvement in nonresidential construction markets. We believe that the performance of the downstream products segment for the full year 2016 will be improved compared to 2015, despite higher expected steel costs and minimal benefits from the 2015 highway bill, which we believe will have a greater impact on future years' performance.

The profitability of the raw materials segment in the second quarter of 2016 improved compared to the first quarter of 2016 due primarily to the performance of our scrap processing business, which benefited from increased pricing, improved collaboration with our steel mills, and efficiency improvements resulting from cost reduction initiatives. The second quarter of 2016 performance of our direct reduced iron (DRI) facilities was also improved from the first quarter of 2016. We expect our DRI facilities will be profitable in the third quarter of 2016, benefiting from improved iron units pricing, lower iron ore costs and continued gains in yield performance.

We expect further strong improvement in earnings in the third quarter of 2016. Most of the quarter over quarter improvement will be in the steel mills segment, primarily in our sheet mills. The performance of the raw materials segment is expected to improve significantly in the third quarter of 2016 as compared to the second quarter of 2016 due primarily to improved performance at our DRI facilities. We expect increased profitability for our downstream products segment in the third quarter of 2016 as compared to the second quarter of 2016 due to the gradual improvement in nonresidential construction markets.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2015 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 21, 2016 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 2, 2016	July 4, 2015	Percentage Change	July 2, 2016	July 4, 2015	Percentage Change
Steel mills production	5,890	5,196	13%	11,280	9,954	13%
Steel mills total shipments	5,930	5,348	11%	11,577	10,235	13%

Sales tons to outside customers:
Steel mills	5,082	4,578	11%	9,981	8,743	14%
Joist	95	97	-2%	193	186	4%
Deck	108	92	17%	209	174	20%
Cold finished	110	117	-6%	229	247	-7%
Fabricated concrete
reinforcing steel	304	324	-6%	546	586	-7%
Other	758	847	-11%	1,447	1,754	-18%
	6,457	6,055	7%	12,605	11,690	8%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015

Net sales	$ 4,245,772	$ 4,357,609	$ 7,961,348	$ 8,757,049

Costs, expenses and other:
Cost of products sold	3,679,512	3,971,303	7,108,140	8,082,461
Marketing, administrative and other expenses	161,711	128,592	271,456	253,153
Equity in earnings of
unconsolidated affiliates	(6,819)	(694)	(16,064)	(435)
Interest expense, net	40,484	42,186	85,406	86,603
	3,874,888	4,141,387	7,448,938	8,421,782
Earnings before income taxes and
noncontrolling interests	370,884	216,222	512,410	335,267
Provision for income taxes	112,548	56,878	149,613	91,631
Net earnings	258,336	159,344	362,797	243,636
Earnings attributable to
noncontrolling interests	24,564	34,589	58,271	51,081
Net earnings attributable to
Nucor stockholders	$ 233,772	$ 124,755	$ 304,526	$ 192,555

Net earnings per share:
Basic	$0.73	$0.39	$0.95	$0.60
Diluted	$0.73	$0.39	$0.95	$0.60

Average shares outstanding:
Basic	319,360	320,506	319,299	320,409
Diluted	319,578	320,708	319,435	320,594

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 2, 2016	Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 1,781,150	$ 1,939,469
Short-term investments	550,000	100,000
Accounts receivable, net	1,789,942	1,383,823
Inventories, net	2,288,134	2,145,444
Other current assets	129,272	185,644

Total current assets	6,538,498	5,754,380

Property, plant and equipment, net	4,816,988	4,891,153

Goodwill	2,030,551	2,011,278

Other intangible assets, net	740,788	770,672

Other assets	797,758	799,461

Total assets	$ 14,924,583	$ 14,226,944

LIABILITIES
Current liabilities:
Short-term debt	$ 19,951	$ 51,315
Accounts payable	1,023,213	566,527
Federal income taxes payable	47,059	-
Salaries, wages and related accruals	319,633	289,004
Accrued expenses and other current liabilities	526,252	478,327

Total current liabilities	1,936,108	1,385,173

Long-term debt due after one year	4,337,561	4,337,145

Deferred credits and other liabilities	730,205	718,613

Total liabilities	7,003,874	6,440,931

EQUITY
Nucor stockholders' equity:
Common stock	151,592	151,426
Additional paid-in capital	1,943,886	1,918,970
Retained earnings	7,319,961	7,255,972
Accumulated other comprehensive loss,
net of income taxes	(281,378)	(351,362)
Treasury stock	(1,560,298)	(1,558,128)
Total Nucor stockholders' equity	7,573,763	7,416,878

Noncontrolling interests	346,946	369,135

Total equity	7,920,709	7,786,013

Total liabilities and equity	$ 14,924,583	$ 14,226,944

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	July 2, 2016	July 4, 2015

Operating activities:
Net earnings	$ 362,797	$ 243,636
Adjustments:
Depreciation	306,088	314,521
Amortization	35,587	36,895
Stock-based compensation	37,576	33,947
Deferred income taxes	(4,281)	(35,383)
Distributions from affiliates	37,026	12,142
Equity in earnings of unconsolidated affiliates	(16,064)	(435)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(398,266)	254,343
Inventories	(136,019)	472,104
Accounts payable	452,815	(159,872)
Federal income taxes	129,325	128,391
Salaries, wages and related accruals	32,091	(77,214)
Other operating activities	18,290	(28,371)

Cash provided by operating activities	856,965	1,194,704

Investing activities:
Capital expenditures	(227,342)	(175,253)
Investment in and advances to affiliates	(12,508)	(23,750)
Disposition of plant and equipment	11,631	17,932
Acquisitions (net of cash acquired)	-	(253)
Purchases of investments	(550,000)	(111,927)
Proceeds from the sale of investments	100,000	100,000
Other investing activities	6,265	1,870

Cash used in investing activities	(671,954)	(191,381)

Financing activities:
Net change in short-term debt	(31,375)	(164,466)
Repayment of long-term debt	-	(8,000)
Issuance of common stock	1,882	423
Excess tax benefits from stock-based compensation	916	1,200
Distributions to noncontrolling interests	(78,684)	(39,347)
Cash dividends	(240,302)	(239,476)
Acquisition of treasury stock	(5,173)	-
Other financing activities	(4,630)	(1,081)

Cash used in financing activities	(357,366)	(450,747)

Effect of exchange rate changes on cash	14,036	(224)

(Decrease) increase in cash and cash equivalents	(158,319)	552,352

Cash and cash equivalents - beginning of year	1,939,469	1,024,144

Cash and cash equivalents - end of six months	$ 1,781,150	$ 1,576,496

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ 2,630	$ (12,644)

CONTACT: For Investor/Analyst Inquiries - Gregg Lucas, 704-972-1841, or For Media Inquiries - Katherine Miller, 704-353-9015